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                                                                     EXHIBIT 5.1


                       [Letterhead of Baker Botts L.L.P.]


                                                                   July 12, 2005


Carrizo Oil & Gas, Inc.
1000 Louisiana Street, Suite 1500
Houston, Texas 77002


Ladies and Gentlemen:

         As set forth in the Registration Statement on Form S-3 (the "Registration Statement") proposed to be filed by Carrizo Oil & Gas, Inc., a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of 4,246,314 shares of common stock of the Company, par value $0.01 per share (the "Shares"), that may be sold from time by the selling shareholders referred to in the Registration Statement, certain legal matters in connection with the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

         In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date, the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

         In giving this opinion, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed, without independent investigation, that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us was accurate and complete.

         On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:
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                                                                   July 12, 2005


         1. The Company is a corporation duly incorporated under the laws of the State of Texas.

         2. The Shares have been duly authorized by all necessary corporate action on the part of the Company, have been validly issued, and are fully paid and nonassessable.

         This opinion is limited to the laws of the State of Texas and the applicable federal laws of the United States.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any related 462(b) Registration Statement and to the reference to us under "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.


                                                 Very truly yours,

                                                 /s/ Baker Botts L.L.P.